EXHIBIT 10.4
Ladenburg Thalmann Financial Services Inc.
153 East 53rd Street, 49th Floor
New York, New York 10022
April 4, 2006
Mr. Michael Philipps
12 Windmill Lane
Scarsdale, New York 10583
     Re:      Stock Option Agreement
Gentlemen:
     Reference is made to that certain Stock Option Agreement (the “Agreement”), dated as of March 25, 2005, between Michael Philipps and Ladenburg Thalmann Financial Services Inc.
1.     Section 1 is hereby deleted in its entirety and replaced with the following:
     “1. Subject to the terms hereof, the Option may be exercised on or prior to March 25, 2015 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to (i) 250,000 of the Shares on and after each of March 25, 2006, 2007, 2008 and 2009; (ii) an additional 125,000 of the Shares on and after March 25, 2008; and (iii) an additional 375,000 of the Shares on and after March 25, 2009; provided, in each case, you are then employed by the Company and/or one of its present or future subsidiaries or affiliates (for purposes of this Agreement, any other entity controlling, controlled by, or under common control with, the Company); and provided, further, that the Shares referred to in (ii) and (iii) above shall not vest or become exercisable unless and until you have generated gross commissions from the Philipps Accounts of $6,700,000 during the Employment Period.”
2.     Section 3 is hereby deleted in its entirety and replaced with the following:
     “3. In the event that your employment is terminated by reason of your death or Disability, all unvested Options for which the only remaining condition to vesting is that you remained employed for the remainder of the then current year (April 1 to March 31) of your Employment Period shall immediately vest and the portion of the Option which has vested shall remain exercisable and effective for a period of one year following termination of employment, but not beyond the term. In the event your employment is terminated for any reason other than death or Disability, the Option shall thereupon terminate; provided, however, that if your employment is terminated by the Company without Cause or by you for Good Reason, then the portion of the Option which has vested by the date of termination of employment shall remain exercisable and effective for a period of three months following termination of employment, but not beyond the term of the Option. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.”
     Except as indicated above, the Agreement shall remain in full force and effect.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Salvatore Giardina
Salvatore Giardina
Vice President and Chief Financial Officer

Acknowledged and agreed this
4th day of April, 2006
/s/ Michael Philipps
Michael Philipps